EXHIBIT 99

Guidant Corporation

PRESS RELEASE

DATE:     June 5, 2003

CONTACTS:      Steven Tragash, Corporate Communications, 317-971-2031
                            Andy Rieth, Investor Relations, 317-971-2061

Decision Entered in Cordis/Guidant Stent Patent Arbitration

Indianapolis, Ind.—June 5, 2003— Guidant Corporation (NYSE: GDT), a world leader in the treatment of cardiac and vascular disease, today announced that an arbitration panel entered a preliminary finding that the company’s MULTI-LINK DUET™ Coronary Stent System infringes certain claims of the Palmaz/Schatz patents of Cordis Corporation. If the panel upholds its decision following further review, Guidant will make a payment of $425 million to Cordis in the fourth quarter of 2003. Future Guidant stent sales will not be affected by this decision because Cordis has previously granted Guidant a license to the patents at issue.

Guidant expects to request an additional review of the findings by the panel. A final decision should be entered by August 2003, with any payment due within 90 days of the decision. Guidant expects to accrue the amount of the award in the second quarter of 2003.

In April 2000, Guidant and Cordis agreed to arbitrate their outstanding patent claims and to cross license certain patents, including the Palmaz/Schatz and Lau patents. Guidant’s claims against Cordis under Guidant’s Lau patents remain outstanding, with a decision expected in early 2004.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The company, driven by a strong entrepreneurial culture of 11,000 employees, develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life’s most threatening medical conditions. For more information visit www.guidant.com.

NOTE TO MEDIA:  For more information about Guidant, including its products and services, please visit the company's newsroom at www.guidant.com/newsroom.

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This press release includes forward-looking statements concerning the arbitration. The statements are based on assumptions about many important factors, including uncertainties inherent to the timing and outcome of arbitration processes, any additional developments in the outstanding arbitrations between the parties and other factors identified on Exhibit 99.1 to the company’s most recent 10-Q. Actual results may differ materially. The company does not undertake to update its forward-looking statements.

GUIDANT CORPORATION
111 Monument Circle, #2900,
Indianapolis, IN 46204-5129
Tel  317.971.2000
Fax  317.971.2040
www.guidant.com